Exhibit 3.1

TERRITORY OF THE BRITISH VIRGIN ISLANDS BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF INCORPORATION (SECTION 7)

The REGISTRAR of CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES, that pursuant to the BVI Business
Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

Huarui International New Material Limited

BVI COMPANY NUMBER: 2020766

is incorporated in the BRITISH VIRGIN ISLANDS as a BVI BUSINESS COMPANY, this 26th day of August, 2019.

for REGISTRAR OF CORPORATE AFFAIRS

26th day of August, 2019